Exhibit 99.1

Lihua International Reports Third Quarter 2010 Financial Results

Company Reports Record Quarter: Year-over-year Gross Profit Up 55%, EBITDA up 65%,
Non-GAAP Net Income Up 49%, on 135% Revenue Increase

Company Raises Full-Year 2010 Gross Profit Guidance and Reiterates Full-Year Non-GAAP Net Income Guidance

DANYANG, CHINA — November 10, 2010 — Lihua International, Inc. (NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, as well as copper clad aluminum (“CCA”) wire, today announced financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Financial Highlights
•	Sales increased 135% year-over-year to $96.3 million.

•	Gross profit increased 55% year-over-year to $15.1 million.

•	Net income increased to $9.9 million, or $0.33 per diluted share, compared with a net loss of $(1.3) million, or $(0.08) per diluted share in the third quarter of 2009.

•
Non-GAAP net income[1] was $10.0 million, a 49% increase, compared with $6.7 million in the third quarter of 2009. Non-GAAP net income excludes charges related to the change in fair value of warrants of $0.1 million and $8.0 million for the third quarter of 2010 and 2009, respectively.

•	EBITDA increased 65% year-over-year to $14.2 million. [2]

•	Strong balance sheet with $93.0 million in cash and cash equivalents, or $3.10 per diluted share, as of September 30, 2010, compared with $87.6 million as of June 30, 2010.

•	Cash flow from operations of $8.8 million, compared with $3.3 million in the third quarter of 2009.

Third Quarter 2010 and Recent Business Highlights
•	Doubled annual refined copper capacity to 50,000 tons with the introduction of a second copper smelter.

[1]
Lihua defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. Lihua uses non-GAAP net income and other non-GAAP metrics to provide information about its operating trends.

[2]
EBITDA is a non-GAAP measurement. Lihua defines EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses.

Lihua International, Inc.

•
Introduced new copper anode product line and secured one of the world's leading copper and metal conglomerates based in the People's Republic of China (PRC) as its first customer for planned 8,000 – 10,000 tons of copper anode in 2010.

•	Signed 30,000 ton copper anode volume supply contract for 2011.
•	Received 2011 copper anode volume demand indication from three additional customers totaling 80,000 tons.
•	Secured land use rights from Chinese government and broke ground on second smelting facility.

“We generated record top and bottom-line results despite the seasonal production slowdown that we faced during the summer months,” said Jianhua Zhu, Chairman and Chief Executive Officer of Lihua. “Average copper prices increased 47% during the first nine months of 2010 compared with a year ago, and are currently approaching all-time highs, reinforcing our belief that demand for copper in China remains strong, and supporting the significant growth we achieved in the third quarter and during the first nine months of the year. The supply-demand imbalance remains high, driven by the increased build-out of infrastructure, healthy growth in demand for basic household appliances in the Chinese countryside and the ongoing urbanization movement. In an effort to sustain this tremendous industrial growth, the government has recently begun investing in overseas sources of copper and other commodities. Copper inventories remain low, while near- and longer-term consumption estimates continue to rise, creating what we expect will be further robust demand for our market-leading copper replacement products. We expect that this demand will come from all of our end markets, including automobiles, infrastructure, electronics and consumer goods.

“In addition to favorable trends in the broader copper market, our third quarter launch of copper anode and the completion of our second smelter were important contributors to our growth during the quarter, while helping set the stage for further success in 2011 and beyond. During the third quarter, we shipped 4,866 tons of copper anode and expect to ship another 7,000 tons during the fourth quarter. Given that our volume supply contracts and demand indications already exceed our anticipated refined copper production capacity for the coming year, we expect demand to continue growing as we work to ramp up production.”

Third Quarter 2010 Financial Results
Sales for the third quarter of 2010 increased by 135% to $96.3 million, compared with sales of $40.9 million in the third quarter of 2009. The increase in sales was primarily driven by strong market demand from each of the Company’s primary product offerings.

Gross profit for the third quarter of 2010 was $15.1 million, up 55% from gross profit of $9.8 million for the third quarter of 2009. As a percentage of total sales, gross margin decreased to 15.7% in the third quarter of 2010, from 23.9% for the same period last year, principally due to the sharp increase in copper price, as well as the continued shift in product mix toward refined copper products, which carry lower gross profit margins than Lihua’s wire products, but have a much higher return on invested capital due to a significantly reduced production cycle. This allows for a higher rate of cash conversion and greater volume production compared with wire products, maximizing the total gross profit and net income generated in a given period.

Lihua International, Inc.

Selling, general and administrative ("SG&A") expenses for the third quarter of 2010 were flat at $1.6 million, compared with the same period in 2009.

Interest income for the third quarter of 2010 was $80,000, compared with $66,000 for the third quarter of 2009. Interest expense for the third quarter of 2010 was $30,000, compared with $63,000 for the same period in the prior year. The decrease in interest expense was mainly due to the repayment of short-term bank loans, which were used for working capital purposes.

For the three months ended September 30, 2010, the provision for income tax expense was $3.6 million, compared with $1.4 million for the three months ended September 30, 2009. The effective tax rate ("EIT"), excluding the non-cash charge for the fair value of warrants, for the third quarter of 2010 was 26.3%, compared to 17.5% for the third quarter of 2009. The increase in EIT was the result of an increase in the enterprise income tax rate for the Company's Lihua Electron subsidiary.

Net income for the third quarter of 2010 was $9.9 million, or $0.33 per share based on 30.0 million weighted average diluted shares outstanding. This compares with a net loss of $1.3 million, or a loss of $0.08 per share based on 17.1 million weighted average diluted shares outstanding during the same period in 2009.

Non-GAAP net income for the third quarter of 2010 was $10.0 million, which excludes a $129,000 expense for the change in fair valuation of warrants. This compares with non-GAAP net income of $6.7 million for the third quarter of 2009, which excludes an $8.0 million expense for the change in fair valuation of warrants.

EBITDA for the three months ended September 30, 2010 increased by 65% to $14.2 million, compared with $8.6 million for the same period in the prior year.

Balance Sheet

As of September 30, 2010, Lihua had $93.0 million in cash and cash equivalents, compared with $87.6 million as of June 30, 2010 and $34.6 million as of December 31, 2009. The increase in cash balance is primarily due to $8.8 million of cash from operations in the quarter, and Lihua's follow-on public offering completed on April 14, 2010 for net proceeds of $32.5 million.

As of September 30, 2010, Lihua had total debt of $2.2 million, which relates to short-term bank loans used for working capital purposes.

Outlook

As a result of the Company’s strong growth outlook for the remainder of 2010, and considering the potential incremental benefit of precious metals content in copper anode to the Company’s gross profit, the Company is raising its gross profit outlook for year 2010 to $57.0 million - $60.0 million.  The revised gross profit guidance reflects 57-66% year-over-year growth.  The Company’s prior gross profit guidance was $52.9 million - $55.7 million, or 46-53% year-over-year growth.  The Company expects 2010 non-GAAP net income of $38.1 million - $40.3 million, or 48-57% year-over-year growth. The Company expects that 2010 growth will be largely the result of continued strong demand in China for recycled copper and copper alternative products in the household appliance, consumer white goods, automobiles and infrastructure markets.

Lihua International, Inc.

“We remain on track to achieve significant full-year growth over 2009,” said Mr. Zhu.  “In an effort to effectively address the needs of our customers, we are making great progress on the construction of our new plant which will contain two new smelters for scrap copper refinery, and double our refined copper production capacity to 100,000 tons. We recently secured the land use rights from the Chinese government and broke ground on the facility, which is scheduled to begin operation during the second half of 2011. Additionally, we are taking steps to ensure adequate supply of scrap copper and competitive raw materials pricing. To that end, we have a pending application with the Chinese government for an importers’ license, which, once awarded, will enable Lihua to purchase scrap copper directly from overseas suppliers. With a strong cash position of $93 million, capacity expansion initiatives underway, raw material cost saving initiatives, and new, broad-reaching products beginning to ramp up, we believe that Lihua is well positioned to gain significant share in the large, growing and increasingly constrained copper market.”

Conference Call and Webcast

Management of Lihua International will host a conference call today, Wednesday, November 10, 2010 at 8:00 a.m. Eastern time to discuss the third quarter 2010 financial results.

Individuals interested in participating in the conference may do so by dialing 1-877-941-2069 toll free in the U.S. and Canada, or 1-480-629-9712 from outside the U.S.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at:
http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through November 17, 2010. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4382883. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as EBITDA to provide information about its operating trends. Investors are cautioned that non-GAAP net income and EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

Lihua International, Inc.

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Non-GAAP Net Income Calculation” and "EBITDA Calculation" below.

Non-GAAP Net Income Calculation

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2010	2009	2010	2009
Net income	$9,855,705	$-1,336,448	$28,610,555	$9,509,427
Change in fair value of warrants	128,994	8,035,650	-2,105,835	8,375,817
Non-GAAP Net Income	9,984,699	6,699,202	26,504,720	17,885,244

Adjusted EBITDA Calculation

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2010	2009	2010	2009
Net income	$9,855,705	$-1,336,448	$28,610,555	$9,509,427
Depreciation and amortization	590,151	367,951	1,599,171	972,370
Share-based compensation expense	119,377	124,778	321,330	251,903
Change in fair value of warrants	128,994	8,035,650	-2,105,835	8,375,817
Interest income	-80,289	-66,395	-174,705	-137,809
Interest expenses	30,090	62,796	31,810	545
Provision for income tax	3,563,385	1,425,505	9,657,091	3,761,427
EBITDA	14,207,413	8,613,837	37,939,417	22,733,680

About Lihua International, Inc.

Lihua, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and pure copper products. Current product offerings include CCA and copper wire, copper rod and copper anode.  Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Lihua International, Inc.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact
Lihua International, Inc.
Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
(516) 717-9939
Daphne_huang@lihuaintl.com

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	September 30	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$92,959,686	$34,614,838
Restricted cash	-	575,000
Accounts receivable, net	29,199,881	10,996,430
Other receivables and current assets	138,662	493,006
Prepaid land use right – current portion	175,787	172,515
Deferred income tax assets	40,740	98,068
Inventories	16,019,128	17,534,254
Total current assets	138,533,884	64,484,111
OTHER ASSETS
Property, plant and equipment, net	18,505,327	18,424,080
Construction in progress	64,698	59,558
Deposits for plant and equipment	-	28,163
Deposit for land use right	4,476,877
Prepaid land use right – long-term portion	8,191,122	8,168,039
Intangible assets	4,342	2,812
Total non-current assets	31,242,366	26,682,652
Total assets	$169,776,250	$91,166,763

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short term bank loans	$2,238,438	$2,196,772
Accounts payable	16,203,682	4,923,360
Other payables and accruals	1,766,616	681,097
Income taxes payable	3,901,373	1,584,292
Warrant liabilities	7,268,119	14,275,483
Total current liabilities	31,378,228	23,661,004
Total liabilities	31,378,228	23,661,004

SHAREHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized, 29,143,432 and 24,154,083 shares issued and outstanding	2,914	2,416
Additional paid-in capital	68,299,321	28,692,812
Statutory reserves	8,231,398	5,400,994
Retained earnings	56,560,458	30,780,307
Accumulated other comprehensive income	5,303,931	2,629,230
Total shareholders' equity	138,398,022	67,505,759
Total liabilities and shareholders' equity	$169,776,250	$91,166,763

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$96,337,451	$40,913,348	$235,060,503	$110,279,536

Cost of goods sold	(81,215,627)	(31,155,238)	(193,617,089)	(84,926,800)

Gross profit	15,121,824	9,758,110	41,443,414	25,352,736

Selling expenses	(422,209)	(451,689)	(1,443,506)	(1,242,142)
General and administrative expenses	(1,192,225)	(1,184,877)	(3,970,721)	(2,820,335)

Income from operations	13,507,390	8,121,544	36,029,187	21,290,259

Other income (expenses):
Interest income	80,289	66,395	174,705	137,809
Interest expense	(30,090)	(62,796)	(99,548)	(281,605)
Exchange expenses	(31,810)	(436)	(31,810)	(545)
Gain on extinguishment of warrant liabilities	-	-	135,369	-
Change in fair value of warrants	(128,994)	(8,035,650)	2,105,835	(8,375,817)
Other income (expenses)	22,305	-	(46,092)	500,753

Total other income (expenses), net	(88,300)	(8,032,487)	2,238,459	(8,019,405)

Income before income tax	13,419,090	89,057	38,267,646	13,270,854

Provision for income tax	(3,563,385)	(1,425,505)	(9,657,091)	(3,761,427)

Net income	9,855,705	(1,336,448)	28,610,555	9,509,427

Other comprehensive income:
Foreign currency translation adjustment	1,927,900	17,296	2,674,701	37,117

Total comprehensive income	$11,783,605	$(1,319,152)	$31,285,256	$9,546,544

Earnings per share
Basic	$0.34	$(0.08)	$1.04	$0.61
Diluted	$0.33	$(0.08)	$1.01	$0.57

Weighted average number of shares outstanding
Basic	29,143,432	17,081,324	27,473,883	15,701,399
Diluted	29,968,087	17,081,324	28,318,052	16,811,976

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLARS)
	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$28,610,555	$9,509,427
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,599,171	972,370
Loss on disposal of fixed assets	123,513	-
Share-based compensation costs	321,330	251,903
Change in fair value of warrants	(2,105,835)	8,375,817
Gain on extinguishment of warrant liabilities	(135,369)	-
(Increase) decrease in assets:
Accounts receivable	(17,715,186)	(2,135,285)
Notes receivable	-	322,009
Other receivables and current assets	358,042	(745,424)
Trade receivable from a related company	3,602	-
Inventories	1,818,980	(12,088,420)
Deferred income tax benefits	58,268	23,403
Increase (decrease) in liabilities:
Accounts payable	11,013,062	3,598,516
Other payables and accruals	1,055,929	(53,452)
Income taxes payable	2,251,484	1,023,692
Net cash provided by operating activities	27,257,546	9,054,556

CASH FLOWS FROM INVESTING ACTIVITIES
Payment of deposit for land use right	(4,407,293)	-
Acquisition of property, plant and equipment	(1,301,573)	(3,748,024)
Net cash used in investing activities	(5,708,866)	(3,748,024)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from public offering of common stock,	32,069,517	7,864,000
New short-term bank loans	-	1,464,343
Repayment to related parties	-	(2,407)
Proceeds from exercise of warrants	2,450,000	-
Release of restricted cash related to private placement of stock and warrants	575,000	1,050,000
Repayments of short-term bank loans	-	(3,221,555)
Net cash provided by (used in) financing activities	35,094,517	7,154,381

Foreign currency translation adjustment	1,701,651	14,336

INCREASE IN CASH AND CASH EQUIVALENTS	58,344,848	12,475,249
CASH AND CASH EQUIVALENTS, at the beginning of the period	34,614,838	26,041,849

CASH AND CASH EQUIVALENTS, at the end of the period	$92,959,686	$38,517,098

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Shares-based compensation to employees and directors	$321,330	$251,903
Issue of common stock to settle warrant liabilities	$4,766,160	-
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$99,548	$281,605
Cash paid for income taxes	$7,347,339	$2,714,332

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